Exhibit 99.1

DISCLAIMER: The table below provides, in summary form and for illustrative purposes only, additional information regarding a range of estimated taxable income or loss, as applicable, that may be recognized by holders of common units (the “VNR Common Units”) of Vanguard Natural Resources, LLC (together with certain subsidiaries, the “Debtors”) in 2017, including in connection with cancellation of indebtedness income and taxable loss arising from transactions contemplated by the Plan.
THE FOLLOWING TABLE IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF VNR COMMON UNITS. ALL HOLDERS OF VNR COMMON UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.
The Debtors expressly caution readers not to place undue reliance on this illustrative table.

Vanguard Natural Resources, LLC
2017 Estimated Taxable Income/(Loss) per Common Unit by Partner Group

		Unit	Unit Purchase Price		2017 Estimate Taxable Income/(Loss) Range
Partner Group		Acquisition Date	Low High		Low	High	Median
ENP	Legacy Public				($19.81)	$3.26	($7.40)
EROC	Legacy Public				($26.60)	($5.53)	($16.40)
LRE	Legacy Public				($25.79)	($9.47)	($17.72)
VNR	IPO and Market Purchaser	10/2007 – 09/2008	$11.74	$19.02	($6.57)	($2.23)	($4.31)
VNR	Market Purchaser	10/2008 – 03/2009	$4.72	$11.95	$0.37	$1.18	$0.82
VNR	Market Purchaser	04/2009 – 07/2009	$10.26	$15.08	($0.76)	($0.10)	($0.63)
VNR	Market Purchaser	08/2009 – 12/2009	$13.69	$22.07	($5.17)	($3.45)	($3.83)
VNR	Market Purchaser	01/2010 – 12/2011	$18.93	$33.09	($15.86)	($9.10)	($13.05)
VNR	Market Purchaser	01/2012 – 12/2012	$23.29	$30.00	($22.26)	($17.87)	($20.05)
VNR	Market Purchaser	01/2013 – 05/2013	$26.93	$29.79	($23.60)	($21.48)	($22.19)
VNR	Market Purchaser	06/2013 – 12/2013	$25.57	$29.52	($24.17)	($21.10)	($22.56)
VNR	Market Purchaser	01/2014 – 09/2014	$27.46	$32.95	($29.32)	($23.69)	($26.07)
VNR	Market Purchaser	10/2014 – 11/2014	$22.04	$27.37	($22.86)	($19.74)	($20.16)
VNR	Market Purchaser	12/2014 – 07/2015	$10.46	$21.82	($17.04)	($12.56)	($15.00)
VNR	Market Purchaser	08/2015 – 11/2015	$5.47	$9.86	($11.72)	($8.98)	($9.61)
VNR	Market Purchaser	12/2015 – 12/2016	$0.50	$5.84	($6.71)	($3.18)	($4.29)
VNR	Market Purchaser	After 12/2016	$0.05	$1.07	($3.42)	($2.89)	($3.18)
Assumptions
● Unitized amounts provided for Common Public units only
● Unitized amounts exclude partners who have contributed property in exchange for units
● Unitized differences due to partner allocations of §704(c) and §743(b) step-up and step-down

● Income and loss from 2017 operations were derived from Debtors’ projected financial results which are based upon many estimates and projections
● 2017 estimated taxable income includes estimate of CODI and deemed taxable loss arising from the transactions contemplated by the Plan
● Estimated taxable income includes estimated cost depletion expense only and does not include an estimate for percentage depletion
● No distributions contemplated for 2017